Exhibit 24

Ford

Ford Motor Company
One American Road
P.O. Box 1899
Dearborn, Michigan 48126



						April 11, 2005


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549


Authority to Sign Reports under Section 16(a) of the Securities Exchange Act of 1934 or Rule 144 under the Securities Act of 1933


Ladies and Gentlemen:

	Please let this letter serve to confirm the authority I have granted, effective immediately, to Peter J. Sherry, Jr., Secretary, and Kathryn S. Lamping,
Assistant Secretary, Ford Motor Company, to execute and file with the Securities and Exchange Commission and other relevant securities exchanges reports, notices and any other documents required of me under Section 16(a) of the Securities Exchange Act of 1934 or Rule 144 under the Securities Act of 1933.

	This authority shall remain in effect until I shall have notified you in writing of its termination.


		Sincerely,

		/s/Stephen G. Lyons

		Stephen G. Lyons
		Group Vice President